EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-63057), (No. 333-31387), (No. 33-63612), (No. 33-83434), (No. 33-83436), (No. 33-98068) and the Registration Statement on Form S-3 (No. 333-33671) of Technology Solutions Company of our report dated January 29, 2003, except for Note 22 which is as of February 4, 2003 (as included in Form 10-K for the year ended December 31, 2002) relating to the financial statements and financial statement schedule, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

March 19, 2004
Chicago, Illinois